U N I T Y . C O M |© 2024 Unity Technologies SHAREHOLDER LETTER 1 Q4 2023 | FEBRUARY 26, 2024

U N I T Y . C O M |© 2024 Unity Technologies DEAR UNITY SHAREHOLDERS We believe that Unity plays a critical role in the gaming industry. Unity enables creators to build and grow successful games and real-time experiences. Approximately 69% of the top 1,000 mobile games are made with Unity and we continue to see strong traction across industries; a business that we expect will be larger than gaming in the not so distant future. In addition, we have strong partnerships with some of the most innovative companies in the world, who rely on Unity as they bring new products to the market. We believe that Unity is uniquely positioned and that there is a meaningful potential for profitable revenue growth in the long term. At Unity, we are focused on two strategic objectives. First, deliver the leading, integrated offering for the game ecosystem, centered on our Engine, Cloud and Monetization. Second, expand our real-time 3D capabilities to serve non-gaming customers. In order to achieve our strategic objectives, in the fourth quarter of 2023 we started a two-phase company reset that we expect will enable Unity to sustainably win with customers and shareholders. Phase one is about resetting our portfolio to focus on our core businesses: the Engine, Cloud and Monetization, while narrowing our investments in new businesses to those most attractive, mainly Industries. In addition, phase one includes right sizing our cost structure which is intended to enable us to grow from a healthy financial position. We expect to mostly complete phase one at the end of the first quarter. The second phase of the reset is about reigniting revenue growth. We expect revenue growth to accelerate in the second half of 2024 and to maintain attractive levels of revenue growth thereafter. We will go into further detail below, but first let us highlight some of the key achievements during the quarter. The Unity Engine continues to improve platform scalability and performance, focusing on multiplayer games and LiveOps. Our next major release, Unity 6, is scheduled for later this year and we aim to beat users' expectations, offering early access to WebGPU and deeper XR device support. We are scaling our generative AI offerings: Unity Muse and Unity Sentis, to increase user productivity and to create more engaging experiences. Since our last call, Muse is now available to all customers and interest is strong. We plan to further invest in building AI based workflows within the Engine. Unity’s powerful authoring tools for creating immersive real-time 3D apps and experiences are being used to develop games and industry apps for Apple Vision Pro, and we have partnered with Meta to bring Unity titles to HTML5 Instant Games across Facebook and Messenger later this year. Our Industries offering is the fastest growing in our company’s history. We are encouraged by our partnerships with a leading US retailer that is integrating their commerce APIs into games and apps to sell physical goods in real-time-3D experiences, and with Mercedes-Benz to bring to life their new MBUX real-time navigation system. We are strengthening capabilities in Monetization with a focus on Neural Networks to optimize return on ad spend, and improving our core performance prediction algorithms which we expect will lead to better quality and scale of our two leading ad networks. We are doing all of this while working to expand Adjusted EBITDA margins through the right portfolio and cost choices aimed at positioning Unity for long term success. 2

U N I T Y . C O M |© 2024 Unity Technologies 3 FOURTH QUARTER RESULTS Revenue for the fourth quarter was $609 million, an increase of 35% year-over-year. During the quarter, Unity and Wētā FX mutually agreed to terminate Unity’s service agreement and entered into a perpetual license agreement for Wētā FX’s internal use of Unity's Wētā tools. This transaction resulted in $99 million of incremental revenue, including the release of Wētā FX’s deferred revenue. Excluding this transaction, revenue would have been $510 million, down -2% year-over-year on a pro-forma basis1. Create Solutions fourth quarter revenue of $290 million was up 47% year-over-year, which includes the incremental revenue from Wētā FX. Excluding this transaction, revenue would have been $190 million, down -4% year-over year. The year-over-year revenue decline came from businesses impacted by our portfolio reset, particularly Professional Services, Unity Gaming Services, and Wētā Tools. Our core subscriptions excluding China grew 18% year-over-year. In the fourth quarter, Industries represented 23% of our core subscriptions as compared to 20% in the third quarter of 2023 and 19% in the fourth quarter of the prior year. Grow Solutions fourth quarter revenue of $319 million was up 26% year-over-year and flat on a pro-forma basis. Our performance was impacted by competitiveness in the market and the introduction of the runtime fee policy which we believe is now fully behind us. GAAP net loss for the quarter was $254 million compared to a GAAP net loss of $288 million in the previous year. The Wētā FX transaction increased our GAAP net loss by $27 million as the incremental revenue was less than the amortization expense of a related intangible asset. Adjusted EBITDA for the quarter was $186 million. The Wētā FX transaction increased Adjusted EBITDA by $102 million, mainly due to the perpetual license agreement. Excluding this transaction, Adjusted EBITDA for the quarter would have been $84 million and represented a 16% margin compared to $21 million and 5% margin, respectively, in the same quarter last year. Cash provided by operations for the quarter was $72 million, and free cash flow for the quarter was $61 million. 1 Pro forma reflects the consolidated results giving effect to the ironSource merger as if it had occurred on January 1, 2021 as disclosed in our Form 10-K for fiscal year 2022, combining the historical financial results of ironSource with ours, with adjustments to give effect to pro forma events that are directly attributable to the acquisition, including for intercompany revenue and amortization for intangible assets acquired. The amounts used to calculate the pro forma percentages are consistent with disclosure required under GAAP. Pro forma comparisons are provided for illustrative purposes only and not necessarily indicative of future periods and do not give effect to the potential impact of current financial conditions, future revenues, regulatory matters, or any anticipated synergies, operating efficiencies, or cost savings that may be associated with the ironSource merger.

U N I T Y . C O M |© 2024 Unity Technologies 4 Portfolio We are resetting our portfolio to focus on our core businesses, which we refer to as our “Strategic Portfolio”: the Engine, Cloud and Monetization, while narrowing our investments in new businesses to those most attractive, mainly Industries. We are exiting businesses where we do not believe that we can provide unique value to customers or generate a sound return to investors. Specifically, our Professional Services business will be limited to a few selected strategic engagements, we will be exiting the hardware components of our multiplayer business as we shift our services to orchestration and managed solutions and we will stop the independent development of professional artistry tools, which we will integrate into the Unity Editor and AI tools, and we will exit the Luna business. In aggregate, these businesses delivered $283 million in revenue in 2023 and operated at a significant Adjusted EBITDA loss. Going forward, we will guide revenue only for our Strategic Portfolio, as we expect that the non-Strategic portfolio will not be material for the year. We anticipate that revenue for our non-Strategic portfolio will decline quickly as a result of our actions. Last week we announced that Capgemini is acquiring Unity’s Digital Twin Professional Service arm to accelerate enterprises digital transformation through real-time 3D technology. This agreement extends the reach and scale of Unity’s software through Capgemini, allowing more organizations to further push the boundaries of this technology. This is a great example of how our portfolio choices enable us to focus on our core and partner with leaders to deliver on our customer needs. We are hearing very encouraging feedback from our large customers around the renewed focus on scalable software solutions. Cost Structure We are right sizing our cost structure to grow from a healthy financial position. This includes the previously announced reduction of approximately 25% of our workforce, in addition to cloud hosting cost savings, office footprint consolidation, and software license optimization. We expect most of this work to be completed by the end of the first quarter. In aggregate we expect to reduce approximately $250 million in annualized non-GAAP operating expenses from our cost structure, in addition to the corresponding stock-based compensation and cost of goods sold associated with the portfolio choices. We will continue to manage costs carefully throughout the year and continue to explore optimization opportunities. RESET FIRST PHASE Portfolio and Cost Structure With the portfolio and cost structure reset mostly behind us, all of our focus turns to reigniting revenue growth. We believe that we enjoy a unique position in the gaming industry, both with existing platforms and as key partners as new platforms are developed. We are committed to winning with developers, creators and customers. We continue to see strong user engagement across the community and aim to exceed customer expectations with Unity 6 and by scaling our generative AI offerings. In addition, we are optimistic about our ability to continue to expand our real-time-3D capabilities to Industries. We believe that we have a unique competitive advantage around visualization, a market that is expected to be larger than the gaming tools and services market in the not too distant future. We will update you on progress and plan to share our sustainable growth model with you towards the end of this year. RESET SECOND PHASE Reignite Growth

ADJUSTED BASE FOR FY 2023

This section provides you an adjusted base for FY 2023 so that you can assess our financial performance going forward. The adjustments to our reported financials relate to the Wētā FX agreement and the portfolio choices plus the return of certain customer incentives that we disclosed last quarter. These credits relate to financial incentives that ironSource issued to customers before the merger in exchange for migrating to LevelPlay. A portion of those incentives were returned to Unity during the year and were recorded as revenue. We do not expect material additional credits from pre-acquisition incentives to return to Unity at this point.

	FY2023	
($ in millions)	**Revenue**	**Adjusted EBITDA**
Reported	**$2,187**	**$448**
Wētā FX	$99	$102
Portfolio changes[2]	$283	-
Customer Credits	$72	$72
Adjusted Base	**$1,733**	**$274**

In addition to this full-year view, the table below provides you additional perspective to the revenue split for our Strategic Portfolio quarter-by-quarter and by business.

($ in millions)	**Q1 2023**	**Q2 2023**	**Q3 2023**	**Q4 2023**
Create	$114	$125	$125	$128
Grow	$304	$327	$314	$296
Total	**$418**	**$452**	**$440**	**$423**

[2] Adjusted EBITDA excludes the impact of portfolio changes. Although these businesses operated at a small loss, the accretive impact of their removal cannot be assured at this time.

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GUIDANCE

Going forward, we will guide revenue only for our Strategic Portfolio, as we expect that the non-Strategic portfolio will not be material for the year. We will report any non-strategic revenue separately so that you can track our underlying performance. In 2024, we expect another year of high engagement from gamers and new game launches.

For the first quarter, we are guiding to $415 to $420 million in revenue for our Strategic Portfolio and $45 to $50 million in Adjusted EBITDA for the total company. Our Strategic Portfolio revenue guide for the quarter is flat to prior year as the organization completes the portfolio and cost reset that we described above. Our Adjusted EBITDA guide represents an increase of 67% year-on-year which includes a partial impact of our cost actions offset by costs from our non-strategic businesses.

For the full year, we are guiding our Strategic Portfolio to $1,760 to 1,800 million in revenue, up 2% to 4% year-on-year and $400 to $425 million in Adjusted EBITDA for the total company. We expect to accelerate revenue growth in the second half of the year and to exit the year with double-digit growth. Our Adjusted EBITDA guide includes the benefits of the cost reset, which will have a full-quarter impact as of the second quarter. We expect to exit 2024 with Adjusted EBITDA margins over 25%.

→ Revenue Guidance

($ in millions)	Q1'23 As Reported	Q1'23 Strategic Portfolio	Q1'24 Strategic Portfolio Guidance
Revenue	**$500**	**$418**	**$415-420**

($ in millions)	FY'23 As Reported	FY'23 Strategic Portfolio	FY'24 Strategic Portfolio Guidance
Revenue	**$2,187**	**$1,733**	**$1,760-1,800**

→ Adjusted EBITDA Guidance

($ in millions)	Q1'23 As Reported	Q1'23 Strategic Portfolio	Q1'24 Strategic Portfolio Guidance
Adjusted EBITDA[3]	**$32**	**$29**	**$45-50**

($ in millions)	FY'23 As Reported	FY'23 Strategic Portfolio	FY'24 Strategic Portfolio Guidance
Adjusted EBITDA[4]	**$448**	**$274**	**$400-425**

We expect 474 million fully diluted shares at the end of the first quarter and 476 million at the end of the fiscal year.

[3] Adjusted EBITDA excludes the impact of portfolio changes. Although these businesses operated at a small loss, the accretive impact of their removal cannot be assured at this time.

[4] Adjusted EBITDA excludes the impact of portfolio changes. Although these businesses operated at a small loss, the accretive impact of their removal cannot be assured at this time.

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U N I T Y . C O M |© 2024 Unity Technologies 7 We are focused on delivering value for our customers. We believe that we are making the right interventions to win with customers for many years to come through a more focused portfolio, a leaner cost structure, and innovation that customers value. We are well positioned to win with customers in games and across Industries. We are optimistic about our future, and confident that we will execute the two-phase reset with excellence. We are committed to increasing shareholder value through revenue growth, margin expansion, and free cash flow generation and we believe that the steps we have taken in the past few months position us for success in 2024 and beyond. Thank you for your trust and support. Sincerely, Jim Whitehurst Interim CEO Luis Visoso CFO CONCLUDING THOUGHTS

U N I T Y . C O M |© 2024 Unity Technologies 8 Appendix Cautionary Statement Regarding Forward-Looking Statements This shareholder letter and the earnings call referencing this shareholder letter contain “forward-looking statements,” as that term is defined under federal securities laws, including, but not limited to, statements regarding Unity’s outlook and future financial performance, including: that Unity’s company reset will enable it to sustainably win with customers and shareholders; that Unity will successfully focus on its core business and right-size its investments to grow from a healthy position; and that it will strengthen its capabilities, evolve its business models and accelerate revenue growth. The words “aim,” “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to, those related to: (i) the impact of macroeconomic conditions, such as inflation, rising interest rates, and limited credit availability which could further cause economic uncertainty and volatility; (ii) continued softness of the advertising market and ongoing restrictions related to the gaming industry in China; (iii) ongoing geopolitical instability, particularly in Israel, where a significant portion of the Grow Solutions operations is located; (iv) customer responses to Unity’s pricing model for Create Solutions, and Unity’s ability to recover or reengage its customers, or attact new customers; (v) Unity’s ability to achieve and sustain profitability; (vi) Unity’s ability to retain existing customers and expand the use of its platform; (vii) Unity’s ability to further expand into new industries and attract new customers; (viii) the impact of any changes of terms of service, policies or technical requirements from operating system platform providers or application stores which may result in changes to Unity or its customers’ business practices; (ix) Unity’s ability to maintain favorable relationships with hardware, operating system, device, game console and other technology providers; (x) Unity’s ability to compete effectively; (xi) breaches in its security measures, unauthorized access to its platform, data, or its customers’ or other users’ personal data; (xii) Unity’s ability to manage growth effectively, including interventions to become a leaner, more agile, faster growing company; (xiii) the rapidly changing and increasingly stringent laws, regulations, contractual obligations and industry standards that relate to privacy, data security and the protection of children; (xiv) Unity’s ability to successfully integrate ironSource’s technology and business and realize the intended benefits from the ironSource merger, and related costs and expenses; (xv) the effectiveness of cost management efforts to position the company for future growth; (xvi) Unity’s ability to leverage its offerings as a result of the rise of generative AI technologies; (xvii) the timing and successful completion of Unity’s company reset and (xviii) the effectiveness of the company reset to reignite growth. Further information on these and additional risks that could affect our results is included in our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2023, and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Copies of reports filed with the SEC are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release except as required by law. About Non-GAAP Financial Measures To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP) we use certain non-GAAP financial measures, as described below, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe the following non-GAAP measures are useful in evaluating our operating performance. We are presenting these non-GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP.

U N I T Y . C O M |© 2024 Unity Technologies 9 Appendix We define adjusted EBITDA as net income or loss excluding benefits or expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, acquisitions, restructurings and reorganizations, insurance reimbursement for legal expenses, interest, income tax, and other non-operating activities, which primarily consist of foreign exchange rate gains or losses. We define adjusted gross profit as GAAP gross profit excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, and restructurings and reorganizations. We define non-GAAP research and development expense as research and development expense, excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, acquisitions, and restructurings and reorganizations. We define non-GAAP sales and marketing expense as sales and marketing expense, excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, and restructuring and reorganizations. We define non-GAAP general and administrative expense as general and administrative expense excluding expenses associated with stock-based compensation, depreciation, acquisitions, restructuring and reorganizations, and insurance reimbursement for legal expenses.

U N I T Y . C O M |© 2024 Unity Technologies 10 UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

U N I T Y . C O M |© 2024 Unity Technologies 11 UNITY SOFTWARE INC. Non-GAAP Reconciliation (In thousands)

U N I T Y . C O M |© 2024 Unity Technologies 12 UNITY SOFTWARE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

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